EXHIBIT 23.1

Consent of PricewaterhouseCoopers LLP,

Independent Registered Certified Public Accounting Firm,

dated December 13, 2005

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. Seven to the Registration Statement on Form S-11 of our report dated March 9, 2005, except for the last paragraph of Note 2, which is as of November 29, 2005, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of CNL Retirement Properties, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Orlando, Florida
December 13, 2005